Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS YEAR END 2010 RESULTS

CHATTANOOGA, Tenn. (March 9, 2011) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the fourth quarter and fiscal year ended December 25, 2010. In the fourth quarter of 2010, the Company had sales of $65,134,000 and income from continuing operations of $638,000, or $0.05 per diluted share, compared with a loss from continuing operations of $3,417,000, or $0.27 per diluted share for the fourth quarter of 2009. Excluding items related to facility consolidations and impairment of assets, as detailed on the enclosed schedule, non-GAAP income from continuing operations was $1,215,000, or $0.09 per diluted share, for the fourth quarter of 2010, compared with a non-GAAP loss from continuing operations of $1,338,000, or $0.11 per diluted share for the fourth quarter of 2009. Sales for the fourth quarter of 2010 were up 23% from $52,782,000 in the year-earlier quarter.

For the fiscal year ended December 25, 2010, the loss from continuing operations was $4,373,000, or $0.35 per diluted share, compared with a loss from continuing operations of $41,859,000, or $3.39 per diluted share, for the year ended December 26, 2009. Excluding the items related to facility consolidations and impairment of assets and goodwill, as detailed on the enclosed schedule, the non-GAAP loss from continuing operations was $3,365,000 or $0.27 per diluted share, for fiscal 2010 compared with non-GAAP loss from continuing operations of $9,804,000, or $0.80 per diluted share, for fiscal 2009. Sales for fiscal 2010 were $231,322,000, up 14% from sales of $203,480,000 in the prior year.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The fourth quarter performance was comparatively better than the third quarter and continued the recovery in the upper end of the market that began in 2010. Total carpet sales were up about 23% from the prior-year period giving us positive income from continuing operations for the period. Even though the residential market was down for the quarter; our residential sales grew by nearly 22%. In the commercial sector the Company performed well with sales up 22% compared with commercial market sales up nearly 9%. We believe our results show that we are well on our way to achieving profitability at current business activity levels.

“Industry sales were up only a little under 1% for the year, while our sales were up nearly 14%. We believe that the continued investment in new products and market activities allowed us to gain market share during this difficult period. We are pleased with our progress to date and we see continued opportunities in 2011 for further growth in the upper end of the market.

“Starting in 2008 and continuing through 2010, we have taken a number of actions to lower our costs, increase cash flow and position us to be profitable at a lower overall sales volume. We cut fixed and variable costs, significantly reduced inventories and capital expenditures, combined manufacturing operations, realigned our three residential businesses, and reduced our number of associates.

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DXYN Reports Year End 2010 Results

March 9, 2011

“During the year, we saw various swings in sales activity, which have required us to become more efficient in handling volume fluctuations in the facilities. We focused in 2010 on improving our operating capabilities in these areas. The results of these efforts should show up in 2011 with improved operational responsiveness, tighter cost controls and improved inventory and asset leverage.

“Our plans to improve inventory turns and limit capital expenditures have continued. Inventory turns improved 9% compared with 2009. Capital expenditures for the year were $1,771,000, or 15% of depreciation and amortization. Total debt was reduced $2.6 million during the year to $65.2 million, primarily due to lower capital expenditures.

“Raw material prices have continued to escalate; therefore, carpet price increases have been announced for both residential and commercial products, which will be effective in the first quarter.

“We have continued to emphasize new product introductions that we believe better position us for growth as the market improves. During the year, we experienced solid growth in our new wool collections at the upper end and strong growth from our value oriented Stainmaster products as well as our Durasilk polyester products in the residential market. We have been able to take advantage of new technologies, such as the ColorTron hollow needle tufting technology that provides a woven look with tufting flexibility. This and other new technologies enable us to offer differentiated products that separate us from the competition.

“We have seen the commercial business recover over the past two quarters, led by the shift to modular carpet tile. We see continued growth in the upper end of the residential business return ahead of the general market as evidenced by our results in the fourth quarter. We are cautiously optimistic that 2011 will be a year of steady growth as we recover from the unprecedented downturn of the last few years,” Frierson concluded.

The Company's loss from discontinued operations was $122,000, or $0.01 per diluted share, for the fourth quarter of 2010, compared with a loss from discontinued operations of $206,000, or $0.02 per diluted share, for the prior year. Including discontinued operations, the Company reported a net income of $516,000, or $0.04 per diluted share, for the fourth quarter of 2010 compared with a net loss of $3,623,000, or $0.29 per diluted share, for the year-earlier period. For the year of 2010, the loss from discontinued operations was $281,000 or $0.02 per diluted share compared to a loss of $382,000 or $0.03 per diluted share for 2009. Including discontinued operations, the Company reported a net loss of $4,654,000, or $0.37 per diluted share, for the fiscal 2010 compared with net loss of $42,241,000, or $3.42 per diluted share, for the year-earlier period.

Restatement of Financial Results -- The Dixie Group, Inc. and its subsidiaries' (the "Company") Consolidated Financial Statements for the fiscal years ended December 26, 2009, and December 27, 2008, have been restated to correct errors related to reserves for environmental liabilities and Canadian import duties, the effects of which are not believed to be material. The restatement to correct these accounting errors will be reflected in the Report on Form 10-K for the fiscal year ending December 25, 2010, to be filed on or before March 25, 2010. The Company has established a reserve for environmental liabilities related to discontinued operations and has established a liability for Canadian import duties under a Voluntary Disclosure Agreement (“VDA”) entered into with Canadian officials. The magnitude of the restatements were a decrease of $0.01 per share in each of the last two years or an added loss of $143,000 in 2009 and $78,000 in 2008. Retained earnings were reduced by a combined effect of $1,158,000 as of December 26, 2009, offset by changes in other long term liabilities, deferred income taxes, accrued expenses and other current assets.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com. The simulcast will begin at approximately

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DXYN Reports Year End 2010 Results

March 9, 2011

11:00 a.m. Eastern Time on March 9, 2010. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0704 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 2405076 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Whitespace brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Year End 2010 Results

March 9, 2011

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
		As Restated		As Restated
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
NET SALES	$65,134	$52,782	$231,322	$203,480
Cost of sales	48,652	38,208	174,671	151,374
GROSS PROFIT	16,482	14,574	56,651	52,106
Selling and administrative expenses	13,849	15,088	57,362	60,425
Other operating income	(66)	(82)	(220)	(642)
Other operating expense	187	371	523	756
Facility consolidation and severance expenses	918	1,796	1,556	4,091
Impairment of assets	—	1,459	—	1,459
Impairment of goodwill	—	—	—	31,406
OPERATING INCOME (LOSS)	1,594	(4,058)	(2,570)	(45,389)

Interest expense	903	1,278	4,124	5,521
Other income	(9)	(17)	(42)	(357)
Other expense	5	8	325	176
Income (loss) from continuing operations before income taxes	695	(5,327)	(6,977)	(50,729)
Income tax provision (benefit)	57	(1,910)	(2,604)	(8,870)
Income (loss) from continuing operations	638	(3,417)	(4,373)	(41,859)
Loss from discontinued operations, net of tax	(122)	(206)	(281)	(382)
NET INCOME (LOSS)	$516	$(3,623)	$(4,654)	$(42,241)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.05	$(0.27)	$(0.35)	$(3.39)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.03)
Net income (loss)	$0.04	$(0.29)	$(0.37)	$(3.42)
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.05	$(0.27)	$(0.35)	$(3.39)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.03)
Net income (loss)	$0.04	$(0.29)	$(0.37)	$(3.42)
Weighted-average shares outstanding:
Basic	12,845	12,475	12,524	12,331
Diluted	12,890	12,475	12,524	12,331

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DXYN Reports Year End 2010 Results

March 9, 2011

The Dixie Group, Inc.
Consolidated Condensed Balance Sheets
(in thousands)

		As Restated
	December 25, 2010	December 26, 2009
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$244	$56
Receivables, net	28,550	26,150
Inventories	58,289	55,156
Other	6,943	4,744
Total Current Assets	94,026	86,106

Net Property, Plant and Equipment	70,246	79,756
Other Assets	13,830	13,255
TOTAL ASSETS	$178,102	$179,117

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$30,385	$25,056
Current portion of long-term debt	7,145	8,434
Total Current Liabilities	37,530	33,490

Long-Term Debt
Senior indebtedness	47,876	46,480
Capital lease obligations	532	707
Convertible subordinated debentures	9,662	12,162
Deferred Income Taxes	4,759	5,182
Other Liabilities	15,313	14,747
Stockholders' Equity	62,430	66,349
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$178,102	$179,117

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DXYN Reports Year End 2010 Results

March 9, 2011

THE DIXIE GROUP, INC.
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
		As Restated		As Restated
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Reconciliation of Income (Loss) from Continuing Operations:

Income (loss) from continuing operations	$638	$(3,417)	$(4,373)	$(41,859)

Add: Facility consolidation and severance expenses, after tax	577	1,147	1,008	2,709
Add: Impairment of assets, after tax	—	932	—	932
Add: Impairment of goodwill, after tax	—	—	—	28,414

Non-GAAP Adjusted Income (Loss) from Continuing Operations	$1,215	$(1,338)	$(3,365)	$(9,804)

Non-GAAP basic earnings (loss) from continuing operations per share	$0.09	$(0.11)	$(0.27)	$(0.8)

Basic average shares outstanding	12,845	12,475	12,524	12,331

Non-GAAP diluted earnings (loss) from continuing operations per share	$0.09	$(0.11)	$(0.27)	$(0.8)

Diluted average shares outstanding	12,890	12,475	12,524	12,331

The Company believes a review of both GAAP and the above non-GAAP measures is useful for itself and investors in order to evaluate the Company's performance and for future planning and forecasting.

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